Exhibit 99.5
What does this mean for ARRIS employees?

Between now and the close of the transaction The two companies will continue to operate separately, however there will be: Joint leadership meetings to discuss overall strategy, integration and organization Integration planning meetings of infrastructure teams like Marketing, Finance, IT, HR and Legal Briefings and materials provided to employees who work directly with customers to ensure consistent messaging Continuous communication to employees as information becomes available

After the transaction is complete We will start operating as one company Information on the organizational structure and executive management will have been communicated and will become effective Integration planning will continue and where appropriate, may commence

If you have Questions As a part of the announcements today, a Frequently Asked Question document is being distributed. For new or additional questions that come up over the next few months, an email box will be established and responses will be published.

What does this mean for the sales teams? Immediate Future - Customers First Business as Usual The transaction will not close until Q108 In the meantime, we have a business to run Delight our customers Focus on the quarterly objectives Make the quarter No immediate organization changes Very little overlap between the companies Purpose of the transaction is to build upon each other's strengths Planning to maximize our future effectiveness will begin soon Details will be released as soon as possible Must wait for the shareholder votes and the transaction to close before any changes Common customer messaging Each sales team is being equipped with the same customer briefing materials Everyone stays focused on their existing objectives, relationships, and account plans Cannot represent one another's products or services until after the close